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                                                                       EXHIBIT 5


                           JONES, DAY, REAVIS & POGUE
                               3500 SunTrust Plaza
                              303 Peachtree Street
                             Atlanta, Georgia 30308



                                  _______, 2001

SpectRx, Inc.
6025A Unity Drive
Norcross, Georgia 30071


Re: Registration of 2,274,760 shares of Common Stock, par value $.001 per share, of SpectRx, Inc.


Gentlemen:

         We are acting as counsel for SpectRx, Inc., a Delaware corporation (the "Company"), in connection with the registration of an aggregate of 2,274,760 shares (the "Shares") of the Company's Common Stock, par value $.001 per share, as contemplated in the prospectus (the "Prospectus") forming part of the registration statement on Form S-3 (file no. 333-_______).

         In our capacity as counsel to the Company, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the Shares are duly authorized, validly issued and fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-3 and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement.

                               Very truly yours,



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